Exhibit 10.2

September 21, 2005

Personal & Confidential

Mr. John Tobin
Astea International Inc.
240 Gibraltar Road
Horsham, PA 19044

Dear John:

This letter is to amend the terms of the employment relationship as reflected in the letter from Kelly Posch to you dated January 1, 2003. The Board of Directors has accepted the recommendation of Zack Bergreen and promoted you to the position of President, reporting to Zack Bergreen. The Compensation Committee of the Board has determined that an increase in your compensation is merited for the new position. Therefore, your new compensation package is as detailed below, effective immediately. All other terms and conditions of employment remain as detailed in the letter of January 1, 2003. You shall additionally retain the positions of General Counsel and Secretary.

Your annual base salary will be $200,000 payable semi-monthly, less appropriate federal, state and local taxes.

You will receive an additional option grant of 10,000 shares, priced at today’s closing market price, with standard four year vesting.

You will be eligible for a bonus of up to $80,000 based upon the achievement of earnings per share (“EPS”) targets as determined each year by the Compensation Committee. The Compensation Committee shall make such determination during the first Board meeting of each year. The targets for 2005 shall be the same as those set for Zack Bergreen. The $80,000 shall be the maximum bonus payout based on EPS. The Compensation Committee shall set 4 incremental EPS targets, such that you shall receive $20,000 upon hitting the first target, an additional $20,000 when hitting the next higher target, an additional $20,000 when reaching the third target, and a final $20,000 when meeting or exceeding the final EPS threshold. Notwithstanding the above, the EPS Bonus for 2005 shall be prorated, such that you will receive 25% of the amount otherwise payable pursuant to this paragraph.

For 2005, you shall be eligible to receive a discretionary bonus based upon your full year work in your past and new positions, in an amount to be determined by the Compensation Committee of the Board in its sole discretion. For 2006 and beyond, you will also be eligible to receive a discretionary bonus of up to $40,000 per year, as determined by the Compensation Committee of the Board in its sole discretion. The payment to you of any incentive award on one occasion shall not be deemed to create an obligation for any subsequent award.

If you wish to accept this amendment of the terms of your employment, please sign and return this original letter to me, keeping a copy for yourself.

This letter does not constitute a contract of employment. It creates an employment-at-will relationship that may be terminated at any time by either party

I look forward to working with you for the continued success of Astea.

Sincerely,

/s/ Rick Etskovitz
Rick Etskovitz
Chief Financial Officer and Treasurer
Astea International Inc.

AGREED:

/s/ John Tobin
John Tobin